Exhibit 10.1

August 8, 2019

Todd Renehan

Re: Transaction Bonus Opportunity and Severance Agreement Amendment

Dear Todd,

As you may know, Wesco Aircraft Holdings, Inc.  (the “Company”), expects to commence a sale process (the “Sale Process”) that may result in a sale of all or substantially all of the assets or equity interests of the Company (a “Company Sale”).

The Company considers it essential to the operation of the Company and the success of the Sale Process to retain you through and following the closing of a Company Sale (the “Closing” and such date the Closing occurs, the “Closing Date”) and desires to reward you for your contributions to the Company through the Closing and thereafter. Therefore, the Company is pleased to offer you the opportunity to receive a transaction bonus in the amount of $1,012,500.06 (the “Transaction Bonus”), subject to the terms and conditions of this letter.  Provided the Closing of a Company Sale occurs, fifty percent (50%) of the Transaction Bonus will be paid to you in cash within 3 business days following the Closing and the remaining fifty percent (50%) of the Transaction Bonus will be paid to you in cash on the six month anniversary of the Closing Date, in each case, less applicable taxes and withholdings and subject to your continued employment with the Company through the applicable payment date. If, on or following the Closing Date, your employment with the Company is terminated by the Company without Cause or by you for Good Reason, and all or a portion of your Transaction Bonus remains unpaid as of such date, then upon such termination you will be paid your Transaction Bonus to the extent not already paid to you prior to such termination.  For purposes of this letter “Cause” and “Good Reason” will have the meaning given to such terms under the Executive Severance Agreement the (“Severance Agreement”) previously entered into between you and Wesco Aircraft Hardware Corp. (“Hardware”), as modified below.

In addition, in connection with the Sale Process, the Company has determined that it is appropriate to modify certain provisions of the Severance Agreement as set forth herein.  In the event the Sale Process results in a Company Sale, the Company and Hardware each agree as follows, effective as of the Closing Date:

1.                                      “Good Reason” for purposes of the Severance Agreement (and this letter agreement) shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i)                                     a material diminution in Executive’s authority, duties or responsibilities;

(ii)                                  a material diminution in Executive’s base salary or target annual bonus level;

(iii)                               a material change in the geographic location at which Executive must perform his or her duties, which shall not include a relocation of Executive’s principal place of employment to any location within a fifty (50) mile radius of the location from which Executive served the Company immediately prior to the relocation; or

(iv)                              the failure of the Company to obtain an agreement from any successor to the Company or the Parent to assume and agree to perform the Severance Agreement, as contemplated in Section 12(a) of the Severance Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Executive reasonably became aware that such an event or condition had occurred.  The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.  Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Executive.  Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

2.                                      If you incur a Qualifying Termination (as defined in the Severance Agreement) at any time on or within 3 years following the Closing Date, you will be entitled to receive the enhanced severance payments and benefits set forth in Section 3(b) of the Severance Agreement (i.e., the requirement that such termination occur within 2 years following a Change in Control shall be increased to 3 years).

3.                                      The Company’s right to not extend the Term of the Severance Agreement by delivering a written notice of non-renewal shall no longer apply, such that the Severance Agreement shall remain in effect indefinitely following the Closing Date.

Whether a particular transaction constitutes a Company Sale and any other determinations required to be made pursuant to this letter will be made by the board of directors of the Company (the “Board”) as constituted prior to the Company Sale. Additionally, in the event that the Sale Process does not ultimately result in a Company Sale, the Board may, in its sole discretion, determine that you may still receive all or a portion of your Transaction Bonus.

You acknowledge that pursuant to your Severance Agreement and other agreements previously entered into between you and the Company or its subsidiaries, you are subject to certain restrictive covenants, including confidentiality, non-solicitation, non-competition and non-disparagement provisions. In consideration for the Transaction Bonus and modifications to the Severance Agreement as described in this letter, you hereby re-affirm and agree to comply with the restrictive covenants, which are restated in Exhibit A hereto (the “Restrictive Covenants”), provided, that the provisions of this letter shall not limit or reduce the scope of any other restrictive covenant set forth in any other agreement between you and the Company or its subsidiaries.

This letter represents the entire agreement between you and the Company with respect to a bonus arrangement payable in connection with a Company Sale or any transaction bonus arrangement and it supersedes any other promises, warranties or representations with regard to this subject matter. This letter and your right to receive the Transaction Bonus will expire and terminate, and be of no further force or effect, if the Closing Date of a Company Sale does not occur before the one year anniversary of the date of this letter, or earlier if the Sale Process is discontinued or if the Board determines for any reason not to pursue a Company Sale at any time.  The Transaction Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, notice, redundancy, pension, retirement, death or other benefit under any benefit plan or compensation arrangement of the Company.

Additionally, subject to the Severance Agreement and except as may otherwise be set forth in a separate written agreement between you and the Company, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice.  Nothing in this letter is intended to or should be construed to contradict, modify or alter your employment or other service relationship with the Company.  By accepting this letter, you hereby agree that this letter may only be amended or modified by a written instrument signed by a duly authorized representative of the Company.

Thank you for your hard work and contributions to the Company.

Sincerely,

/s/ John Holland
	Name:	John Holland
	Title:	Executive Vice President, Chief Legal and Human Resources Officer

Accepted

/s/ Todd Renehan
Name: Todd Renehan

Exhibit A

Restrictive Covenants

Todd Renehan (“Executive”) and Wesco Aircraft Holdings, Inc.  (the “Company”) agree as set forth below. Any defined terms used in this Exhibit A not otherwise defined herein shall have the meaning set forth in the Executive Severance Agreement the (“Severance Agreement”) previously entered into between Executive and Wesco Aircraft Hardware Corp.

1.                                      Restrictive Covenants.

(a)                                 Executive recognizes and agrees that in order to assure that Executive devotes all of Executive’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, certain restrictive covenants as set forth below, are necessary, reasonable and desirable.  Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b)                                 During the period of Executive’s service with the Company and for a period of 2 years thereafter, the Executive will not, directly or indirectly, (I) solicit for employment or employ (or attempt to solicit for employment or employ), for Executive or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other person (other than the Company or any of its subsidiaries or Affiliates), any Executive of the Company or any of its subsidiaries or Affiliates or any person who was such an Executive during the one-year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (II) encourage any such Executive to leave his or her employment with the Company or any of its Subsidiaries or Affiliates.

(c)          Executive shall not, during the period of Executive’s service with the Company and for a period of one year thereafter (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as a director, officer, Executive, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of Wesco anywhere in the world where Wesco conducts Business during the Non-Compete Period or has plans to conduct Business within twelve (12) months after the date thereof; provided, however, that Executive shall be permitted to acquire a passive debt or equity interest in such a business provided such business has a class of publicly-traded securities and the securities directly or indirectly beneficially owned by Executive do not represent more than two percent (2%) of the outstanding interest in such business.

(d)         As used in Section 1(c), (A) the term “Wesco” shall include the Company and its direct or indirect parents, if any, and its subsidiaries, and (B) the term “Business” shall mean the business of Wesco, as such business may be expanded or altered during the period of Executive’s employment with Wesco, including, without limitation, the business of (i) procuring, delivering and otherwise managing the inventory of chemicals for or on behalf of any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof), training and managing the waste produced by such individuals and entities or providing services ancillary thereto, including process improvement, consultation, environmental health and safety compliance or waste handling services, or (ii) providing inventory management services or purchasing and distributing aerospace parts, machined parts, electrical components, bearings, and fastener installation tooling for or on behalf of any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

(e)                                  In the event the terms of this Section 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to apply only for the maximum period of time for which it may be enforceable, in the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

2.              Non-disclosure of Proprietary Information

(a)                                 Except in connection with the faithful performance of Executive’s duties or pursuant to Section 2(b), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its subsidiaries or Affiliates (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company or any of its subsidiaries or Affiliates, whether in tangible or intangible form, information with respect to the Company’s or its subsidiaries’ or Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its subsidiaries and Affiliates (and any successors or assignees thereof).

(b)                                 Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(c)                                  Nothing in this letter shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 2(b) above), (ii) disclosing information and documents to his professional adviser(s), (iii) disclosing the post-employment restrictions in this letter in confidence to any potential new employer, or (iv) disclosing information that has been or is hereafter disclosed and made public through no act or omission of Executive in violation of this letter, any other confidentiality obligation or duty owed to the Company or any act or omission of any person which to the knowledge of Executive has any legally binding confidentiality obligation or duty to the Company, or is otherwise ascertainable from public or trade sources or otherwise generally known in the trade.

3.              Non-Disparagement.  Each party to this letter (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the period of Executive’s service with the Company and thereafter, to refrain from Disparaging (as defined below) the other party and its Affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, employees, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this letter.  For purposes of this letter, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

4.              Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company and its subsidiaries and Affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the period of his service with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

5.              Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 1, 2, 3 and 4 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 1, 2, 3 and 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

6.              General Provisions.

(a)                              Governing Law and Venue.  This letter will be governed by and construed in accordance with the laws of the United States and the State of Pennsylvania applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Pittsburgh, Pennsylvania, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Pennsylvania law.

(b)                                 Notices.  Any notice required or permitted by this letter shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(c)                               Survival.  The terms of this Exhibit A shall survive termination of Executive’s employment with the Company.